MISSOURI GAMING COMMISSION
COMMISSION RESOLUTION NO. 15-012

APPROVING THE PETITION OF Z CAPITAL PARTNERS, LLC
FOR MODIFICATION OF RESOLUTION NO. 13-013

February 25, 2015

WHEREAS, Affinity Gaming, LLC, now known as Affinity Gaming, Inc., ("Affinity"), is a holder of a Class A license; and

WHEREAS, as a Class A licensee, Affinity is the owner of two Class B Licensee's, Mark Twain Casino, LaGrange, Missouri, and St. Jo Frontier Casino, St. Joseph, Missouri; and

WHEREAS, Z Capital Partners, LLC ("Z CAP") is currently licensed in the State of Missouri as a Key Business Entity, in that Z CAP is currently a holder of an ownership interest totaling 39.52% of Affinity; and

WHEREAS, 11 CSR 45-10.040(12) requires approval of the Commission prior to the closing of any sale which would constitute a change of control; and

WHEREAS, 11 CSR 45-10.040(8)(A)1 defines a change of control as the acquisition of any ownership interest that exceeds 25%; and

WHEREAS, on January 30, 2012, the Missouri Gaming Commission ("MGC") passed Resolution No. 13-013 that granted Z CAP the authority to acquire shares of Affinity in excess of 25% but required additional approval from the Commission prior to increasing their holdings to 40% or more of Affinity; and

WHEREAS, said limitation was placed in Resolution No. 13-013 due to certain covenants in favor of Affinity's senior credit facility and senior note holders; and

WHEREAS, Z CAP has obtained amendments to the Credit Agreement and indentures to change the threshold in the covenants to 50%; and

WHEREAS, Z CAP has submitted a Petition which indicates its intention in the future to acquire additional ownership interest in Affinity; and

WHEREAS, the Commission has reviewed the Petition for Modification of MGC Resolution No. 13-013 and other documents and information relating to said Petition.

THEREFORE, BE IT RESOLVED by the Missouri Gaming Commission that the Petition for Modification of MGC Resolution No. 13-013 filed by Z CAP, a copy of which is attached hereto and incorporated herein by reference, is hereby approved, that Z CAP is authorized to acquire additional shares of stock in Affinity up to, and not to exceed 50%, and in addition, Z CAP may acquire additional shares of stock in Affinity equal to or in excess of 50% without further amendment of this Resolution provided that prior to acquiring said interest, Z CAP obtains from and provides to the Commission amendments to the Company's Credit Agreement and indentures such that Z CAP's acquisition of those additional shares shall not constitute a change of control under the terms of those documents.